Code of

Ethics

February 1, 2009

BTS Asset Management

CODE OF ETHICS

All of us within BTS Asset Management, Inc. (“BTS”) are responsible for maintaining the very highest ethical standards when conducting business.  In keeping with these standards, we must always place the interests of clients ahead of our own.  Moreover, we should adhere to the spirit as well as the letter of the law and be vigilant in guarding against anything that could color our judgment.

Over the years we have earned a reputation for the highest integrity.  Regardless of lesser standards that may be followed through business or community custom, we must observe exemplary standards of openness, integrity, honesty and trust.  Accordingly, we have adopted certain standards as described below for the purpose of deterring wrongdoing and promoting: 1) honest and ethical conduct; 2) full, fair, accurate, timely and understandable disclosure in reports and documents; 3) compliance with applicable laws (including federal and state securities laws), rules, and regulations; 4) the prompt internal reporting of violations of our Code of Ethics; and 5) accountability for adherence to our Code of Ethics.

Although specific policies are discussed in more detail below, these are general guidelines that all BTS employees should be aware of:

•

It is a crime in the U.S. and many other countries to transact in a company’s securities while in possession of material nonpublic information about the company.  If there is any question as to whether you’ve received material information (typically from a company “insider”) you should contact the Chief Compliance Officer to discuss.

•

You should not knowingly misrepresent, or cause others to misrepresent, facts about BTS to clients, regulators, or any other member of the public.  Disclosure in reports and documents should be fair and accurate.

•

You should not accept extravagant gifts or entertainment from persons or companies who are trying to solicit business from BTS.  BTS’ Gifts and Entertainment Policy is summarized below.

•

Safeguarding nonpublic information- All employees are responsible for safeguarding nonpublic information about securities recommendations, client holdings, and client information (for example, investment meeting discussion notes, current fund/client transaction information).  Information may be shared with third parties that BTS works with for the normal management of client accounts.

•

Other types of information (for example, marketing plans, employment issues, etc.) may also be confidential and should not be shared with individuals outside the company (except those retained to provide services for BTS).

Failure to adhere to our Code of Ethics may result in disciplinary action being taken, including termination.

Participation in IPOs and Private Placements:  BTS employees and their immediate family members residing in their household must get prior approval before investing in Initial Public Offerings (IPOS) and Private Placements.

Annual Certification of Code of Ethics:

Each employee will receive a copy of the Code of Ethics annually and is responsible for certifying in writing that they have read and understood the Code of Ethics.  The Code of Ethics includes BTS’ Insider Trading Policy (discussed in detail below).  The annual certification includes both the Code of Ethics and the Insider Trading Policy.

Reporting Violations:

You have a responsibility to report to the Chief Compliance Officer any violations of our Code of Ethics, including: (i) fraud or illegal acts involving any aspect of our business; (ii) noncompliance with applicable laws, rule and regulations; (iii) intentional or material misstatements in our regulatory filings, internal books and records or client records or reports; or (iv) activity that is harmful to our clients.  Deviations from controls or procedures that safeguard the company, including the assets of clients, should also be reported.  Reported violations of the Code of Ethics will be investigated and appropriate actions will be taken.

You can report confidentially to:

•

Your manager or department head

•

BTS’s Chief Compliance Officer (must ultimately receive all reports of violations)

•

BTS’s CEO

BTS’s Gifts and Entertainment Policy – Conflicts of Interest:

A conflict of interest occurs when the private interests of employees interfere or could potentially interfere with their responsibilities at work.  Employees must not place themselves or the company in a position of actual or potential conflict.  Employees may not accept gifts worth more than $100, excessive business entertainment, loans, or anything else involving personal gain from those who conduct business with the company.

When giving a gift or extending entertainment on behalf of BTS, it is important to keep in mind that giving an extravagant gift or entertaining excessively or lavishly may create the appearance of conflict.  Employees should also be aware that certain laws or rules may prohibit or limit gifts or entertainment extended to public officials – especially those responsible for investing public funds.

Political and Charitable Contributions:

        In soliciting political or charitable donations from various people in the business community, employees must never allow the present or anticipated business relationships of BTS or any of its affiliates to be a factor in soliciting such contributions.

Insider Trading:

INSIDER TRADING STATEMENT OF POLICY AND PROCEDURES

Statement of Policy:

BTS forbids any officer, director or employee from trading, either personally or on behalf of others, including client accounts, while in possession of material nonpublic information in violation of the law.  Every officer, director, and employee must read, retain and sign annually that they have received and understand the Insider Trading Policy as part of BTS’ Code of Ethics.  Any questions regarding the Company’s Policy and Procedures should be referred to the Chief Compliance Officer.

Generally, it is illegal to trade in securities while you are in possession of material nonpublic information that might affect the value of those securities or to transmit that information to others who trade in those securities.  Because the law of insider trading involves a number of complex legal interpretations, the Company requires every officer, director or employee to confer with the Chief Compliance Officer and obtain clearance in writing, before any securities transactions involving material nonpublic information is entered into.  The Chief Compliance Officer will determine whether proceeding with the proposed transaction would involve substantial risks that the transactions would violate the law.  Every officer, director, and employee of the Company must follow the procedures described below or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties, including jail sentences.

Procedures to Implement Policy Statement

1.

Identifying Inside Information

Before trading for yourself or others, including accounts managed by the Company in the securities of a company about which you may have material nonpublic, or “inside information”, ask yourself the following questions:

i.

Is the information material?  That is, information that an investor would consider important in making his or her investment

decision.  Is this information that would substantially affect the market price of the securities if generally disclosed?

ii.

Is the information nonpublic?  To whom has this information been provided?  Has the information been effectively communicated to the marketplace by, for example, being published in Reuters, The

Wall Street Journal or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

i.

Report the matter immediately to the Company’s Director of

Compliance.

ii.

Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts

managed by the Company.

iii.

Do not communicate the information inside or outside the

Company, other than to the Chief Compliance Officer.

iv.

After the Chief Compliance Officer has reviewed the issue, you will be notified in writing whether you should continue the prohibitions against trading and communications, or whether you may trade and communicate the information.

If, after consideration of the items set forth above, you have any doubt as to whether information is material or nonpublic, or if there is any unresolved questions as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, you must discuss it with the Chief Compliance Officer before trading or communicating the information to anyone.

2.

Personal Securities Trading – Clearing and Reporting

All officers, directors and employees of the Company shall obtain clearance from the Chief Compliance Officer prior to effecting any securities transaction in the securities of a company about which they may have material nonpublic information for their own account or on behalf of their families (including the spouse, minor children and adults living in the same household as the officer, director or employee), or trusts of which they are trustees or in which they have a beneficial interest.  After the Chief Compliance Officer has reviewed the issue, he or she shall promptly notify the officer, director or employee in writing of clearance or denial of clearance to trade.

Regardless of whether any securities transaction requires the pre-clearance described above, all officers, directors and employees of the Company shall submit to the Chief Compliance Officer a written report of every securities transactions in which they, their families (including the spouse, minor children and adults living in the same household as the officer, director or employee), and trusts of which they are trustees or in which they have a beneficial interest have participated within 30 days after the end of the calendar quarter in which such transaction was effected.  The report shall include the name of the security, date of the transaction, quantity, price, and broker-dealer through which the transaction was effected.  The requirement may be satisfied by sending duplicate confirmations of such trades to the Chief Compliance Officer.

3.

Restricting Access to Material Nonpublic Information

Information in your possession that you identify as potentially material and nonpublic may not be communicated to anyone, including person within the Company, except as provided in paragraph 1 above.  In addition, care should be taken so that such information is secure.  For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

Personal Investing Policy:

        As an employee of BTS Asset Management, you may have access to confidential information.  This places you in a position of special trust.

You are with a company that is responsible for the management of substantial assets belonging to BTS clients.  The law, ethics and our own policy place a heavy burden on all of us to ensure that the highest standards of honesty and integrity are maintained at all times.

There are several rules that must be followed to avoid possible conflicts of interest in personal investments.  Keep in mind, however, that placing the interests of clients first is the core principle of our policies and applies even if the matter in not covered by a specific provision.

Access Persons:

All employees are considered “Access Persons” and are covered under the Personal Investing Policy.

        Access persons must conduct their personal securities transactions in such a way that they do not conflict with the interests of client accounts.  This policy also includes securities transactions of family members living in the covered person’s household and any trust or custodianship for which the associate is trustee or custodian.  A conflict may occur if you, or a family member in the same household, or a trust or custodianship for which you are trustee or custodian, have a transaction in a security when client accounts are considering or concluding a transaction in the same security.  For purposes of this Policy, “access persons” include immediate family members living in the same household.

Initial and Annual Holdings Reports

All employees must submit a list of portfolio holdings and securities accounts within 10 calendar days of becoming an access person, an employee.  In addition, all employees will be required to review and update their holdings and securities account information annually.  Reports are to be submitted to the Chief Compliance Officer or his designee, and will be reviewed by the Chief Compliance Officer.  The initial and annual holdings report for the Chief Compliance Officer will be reviewed by the CEO.

Reporting transactions

Employees must submit quarterly securities transaction reports of certain transactions.  You will receive reporting forms each quarter that are due no later than 30 calendar days after the end of the quarter.  Reports are to be submitted to the Chief Compliance Officer or his designee, and will be reviewed by the Chief Compliance Officer.  The quarterly securities transactions report for the Chief Compliance Officer will be reviewed by the CEO.

Report Only:

•

Individual stocks and bonds

•

Purchases or sales of any fund that is not a U.S. registered open-end investment company

(including closed end funds and funds registered outside the U.S. such as OEICs and Luxembourg of French SICAVs or FCPs)

•

Closed-end funds

•

Purchases or sales of index funds or exchange traded funds

•

Gifts or bequests (either receiving or giving) of securities

•

Sales pursuant to tender offers

•

Options or futures of index funds or exchange traded funds

      Do Not Report:

•

Transactions in U.S. registered open-end investment companies (mutual funds)

•

Money market instruments, including bankers’ acceptances, CDs or other commercial paper or other short-term debt instruments with maturities (at issuance) of one year or less that are rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization or unrated but of equivalent quality

•

Shares of money market funds

•

Transactions and holdings in direct obligations of the U.S. Government

•

Transaction in units of a unit investment trust

•

Transactions in accounts for which you have completely turned over investment decision-making authority to a professional money manager (see “Professionally Managed Accounts” below)

Securities Accounts:

1.

Disclosure of Securities Accounts

You must disclose the following types of accounts:

•

accounts currently holding securities that are subject to reporting

•

accounts that have the ability to hold securities that are subject to reporting

•

accounts where you (or immediate family members residing with you) have completely turned over investment decision-making authority to a professional money manager

2.

Duplicate Account Statements and Trade Confirmations

You must submit duplicate statements and trade confirmations (or other equivalent documentation) for accounts currently holding securities that are subject to reporting. Employees should inform their investment broker-dealers that they are employed by an investment organization.

In addition, employees must direct their broker-dealers to send duplicate trade confirmations and account statements (or other equivalent documentation) for all new or existing accounts on a timely basis.  If they are not able to send duplicates directly, you must submit copies of all trade confirmations and account statements as soon as they become available.

All documents received are kept strictly confidential and are maintained by the Compliance Department in accordance with applicable Federal Securities laws.

If your broker requires a letter requesting duplicate trade confirmations and monthly statements, please contact the Chief Compliance Officer.

If your broker will be sending confirmation statements for an immediate family member with a different last name than you, you should inform the Chief Compliance Officer with the name of the family member and that person’s relationship to you.

3.

Professionally Managed Accounts

If you have an account where you have completely turned over decision-making authority to a professional money manager (who is not covered by our policy), you should have a signed “Professionally Managed Account Exception Memo” on file with the Compliance Department.  You must disclose the existence of these accounts and provide the account numbers on your personal investing disclosure forms.

Information about particular transactions may be provided to an employee’s supervisor or appropriate Human Resources manager by Compliance Department staff where the transactions are in violation of the Code of Ethics, and may impact the employee’s job performance, or raise conflict of interest-related issues.

 Additional Policies for Employees:

BTS employees may act on BTS investment decisions for their own accounts only after a “buy” or “sell” signal has occurred and the process of trading client accounts has commenced.  At times other than the signaling of a move, BTS employees may effect transactions in securities for their own accounts independent of a “buy” or “sell” signal.

Other Considerations:

Material outside business interests may give rise to potential conflicts of interest.  Employees are asked to report if they are a senior officer of or own more than 5% of any private or public company that is or potentially may be doing business with BTS.  This reporting requirement also applies to any immediate family member residing within the employee’s household.